EXHIBIT 99.1

CUSIP No. 00739L101

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13D (including amendments thereto) jointly on behalf of each such party.

MORNINGSIDE VENTURE (VI) INVESTMENTS LTD.

By:	/s/ Louise Mary Garbarino
Louise Mary Garbarino, Director

/s/ Louise Mary Garbarino
Louise Mary Garbarino

/s/ Wong Yuk Lan
Wong Yuk Lan

ULTIMATE KEEN LIMITED

By:	/s/ Jill Marie Franklin
Jill Marie Franklin, Director

/s/ Jill Marie Franklin
Jill Marie Franklin

/s/ Raymond Long Sing Tang
Raymond Long Sing Tang